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                                                                     EXHIBIT 5.1
                               OPINION OF COUNSEL


                                  June 19, 2001
Halsey Drug Co., Inc.
695 North Perryville Road
Rockford, Illinois 61107

         RE:      HALSEY DRUG CO., INC. REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have acted as counsel for Halsey Drug Co., Inc., a New York corporation (the "Company") in connection with the preparation of a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of up to 8,100,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") to be issued pursuant to the Halsey Drug Co., Inc. 1998 Stock Option Plan, as amended (the "Plan").

         In rendering this opinion, we have examined and relied on (i) the Company's Restated Certificate of Incorporation, as amended, and By-laws, as amended; (ii) the Resolutions adopted by the Board of Directors of the Company on May 1, 2001; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

         Based upon and subject to the foregoing, in our opinion, the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Interests of Names Experts and Counsel" in the Registration Statement.

                                         Very truly yours,


                                         ST. JOHN & WAYNE, L.L.C.

                                         /s/ St. John & Wayne, L.L.C.
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